Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GeoEye, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-128638 and No. 333-136507) and on Form S-8 (No. 333-142758 and No. 333-156515) of GeoEye, Inc. of our reports dated March 12, 2010, with respect to the consolidated balance sheets of GeoEye, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2009 and 2008, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of GeoEye, Inc.

Our report dated March 12, 2010, on the effectiveness of internal control over financial reporting as of December 31, 2009, expresses our opinion that GeoEye, Inc. did not maintain effective internal control over financial reporting as of December 31, 2009 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states management’s failure to design and maintain controls over the accuracy and valuation of the provision for income taxes.

/s/  KPMG LLP

McLean, Virginia
March 12, 2010